Exhibit 99.1

Investor Contacts:
Thomas J. Aaron	Ross W. Comeaux
Executive Vice President	Vice President – Investor Relations
and Chief Financial Officer	615-465-7012
615-465-7000

COMMUNITY HEALTH SYSTEMS ANNOUNCES FINAL RESULTS

AND EXPIRATION OF PREVIOUSLY ANNOUNCED EXCHANGE OFFERS

FRANKLIN, Tenn., (June 20, 2018) – Community Health Systems, Inc. (the “Company”) (NYSE:CYH) today announced the final results, as of midnight, New York City time, at the end of the day on June 19, 2018 (such time and date, the “Expiration Date”), of offers by its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), to exchange (each, an “Exchange Offer” and, collectively, the “Exchange Offers”) (i) up to $1,925 million aggregate principal amount of its new Junior-Priority Secured Notes due 2023 (the “2023 Notes”) in exchange for any and all of its $1,925 million aggregate principal amount of outstanding 8.000% Senior Unsecured Notes due 2019 (the “2019 Notes”), (ii) up to $1,200 million aggregate principal amount of its new 8.125% Junior-Priority Secured Notes due 2024 (the “2024 Notes” and, together with the 2023 Notes, the “New Notes”) in exchange for any and all of its $1,200 million aggregate principal amount of outstanding 7.125% Senior Unsecured Notes due 2020 (the “2020 Notes”) and (iii) to the extent that less than all of the outstanding 2019 Notes and 2020 Notes are tendered in the Exchange Offers, up to an aggregate principal amount of 2024 Notes equal to, when taken together with the New Notes issued in exchange for the validly tendered and accepted 2019 Notes and 2020 Notes, $3,125 million, in exchange for its outstanding 6.875% Senior Unsecured Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes and the 2020 Notes, the “Old Notes”). The maximum aggregate principal amount of New Notes issued in the Exchange Offers will not exceed $3,125 million (the “Maximum Exchange Amount”).

The Issuer was advised by the exchange agent for the Exchange Offers that, as of the Expiration Date, a total of (i) $1,770,337,000 aggregate principal amount of outstanding 2019 Notes, representing approximately 92% of the outstanding 2019 Notes, (ii) $1,078,740,000 aggregate principal amount of outstanding 2020 Notes, representing approximately 90% of the outstanding 2020 Notes, and (iii) $2,836,971,000 aggregate principal amount of outstanding 2022 Notes, representing approximately 94.5% of the outstanding 2022 Notes, were validly tendered (and not validly withdrawn) in the Exchange Offers. Because the aggregate principal amount of Old Notes validly tendered as of the Expiration Date would, if accepted for exchange, cause the Maximum Exchange Amount to be exceeded, pursuant to the terms of the Exchange Offer, tenders of 2022 Notes will be accepted on a pro rata basis, subject to a proration factor of approximately 13%.

All conditions to the Exchange Offers (including the condition that at least 90% of the outstanding aggregate principal amount of the 2019 Notes are tendered) have been satisfied. As such, the Issuer expects to accept for exchange all 2019 Notes and all 2020 Notes validly tendered (and not validly withdrawn) prior to the Expiration Date and $368,131,000 aggregate principal amount of 2022 Notes validly tendered (and not validly withdrawn) prior to the Expiration Date.

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Community Health Systems Announces Final Results

  And Expiration of Previously Announced Exchange Offers

June 20, 2018

Holders of Old Notes who tendered prior to the Expiration Date are eligible to receive the total consideration of (i) $1,000 principal amount of 2023 Notes per $1,000 principal amount of 2019 Notes tendered and accepted for exchange, (ii) $1,000 principal amount of 2024 Notes per $1,000 principal amount of 2020 Notes tendered and accepted for exchange and (iii) $750 principal amount of 2024 Notes per $1,000 principal amount of 2022 Notes tendered and accepted for exchange (subject to the proration described above). Accordingly, the Issuer expects to issue $1,770,337,000 aggregate principal amount of 2023 Notes and $1,354,663,000 aggregate principal amount of 2024 Notes on the settlement date for the Exchange Offers. The settlement date for the Exchange Offers is expected to be June 22, 2018.

Each series of New Notes will be guaranteed by the Company and certain of its existing and future domestic subsidiaries that guarantee the Issuer’s outstanding senior secured credit facilities, ABL facility and senior notes. In addition, each series of New Notes and related guarantees will be secured by (i) second-priority liens on the collateral that secures on a first-priority basis the Issuer’s outstanding senior secured credit facilities (subject to certain exceptions) and existing secured notes and (ii) third-priority liens on the collateral that secures on a first-priority basis the Issuer’s outstanding ABL facility, in each case subject to permitted liens described in the Offering Memorandum.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Exchange Offers were made, and each series of New Notes are being offered and issued only (i) in the United States to holders of Old Notes who the Issuer reasonably believes are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (ii) outside the United States to holders of Old Notes who are (A) persons other than U.S. persons, within the meaning of Regulation S under the Securities Act, and (B) “non-U.S. qualified offerees” (as defined in the Offering Memorandum).

The complete terms and conditions of the Exchange Offers are set forth in the Offering Memorandum and related Letter of Transmittal. Copies of the Offering Memorandum and Letter of Transmittal may be obtained from Global Bondholder Services Corporation, the exchange agent and information agent for the Exchange Offers, at (866) 470-3800 (toll free) or (212) 430-3774 (collect).

This press release is for informational purposes only. This press release is neither an offer to sell nor a solicitation of an offer to buy any New Notes and is neither an offer to purchase nor a solicitation of an offer to sell any Old Notes. The Exchange Offers were made only by, and pursuant to, the terms set forth in the Offering Memorandum and the Letter of Transmittal. The Exchange Offers were not made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-Looking Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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